FOR IMMEDIATE RELEASE	CONTACT:	Jeffrey Schwartz
January 13th, 2010		Interim CEO 212-716-1977

Stuart Goldfarb Appointed to Atrinsic Board of Directors

NEW YORK— (January 13, 2010) (BUSINESS WIRE) — Atrinsic (NASDAQ: ATRN), a leading internet marketing company, announced today that Stuart Goldfarb has been appointed to its Board of Directors.

Stuart Goldfarb brings over two decades of direct marketing, strategic and management experience to the Atrinsic Board of Directors.  From 2001 to 2009, Mr. Goldfarb was President and CEO of Direct Brands, Inc.  Under his leadership, the company grew to be the world’s largest direct marketer of music, DVD’s, and books, with household brands such as Columbia House, BMG Music, Doubleday Book Club, Book-of-the-Month-Club, cdnow.com and many more.  Prior to that, Mr. Goldfarb was President and CEO of bol.com, Bertelsmann’s premier online retailer of books and music, doing business in 18 European and Asian countries.  Before joining Bertelsmann, he was Vice Chairman of Value Vision International, a cable TV home shopping and e-commerce company.  He was formerly Executive Vice President, Worldwide Business Development at NBC, where he held various executive level positions.

Jerome Chazen, chairman of Atrinsic, noted “We are pleased to be adding somebody of Stuart’s experience to our board and look forward to his contribution.”  Mr. Goldfarb noted, “Atrinsic has many important assets, including its talented executive team, and I am pleased to be assisting them in building a great company.”

About Atrinsic
Atrinsic, Inc. is a leading internet marketing company. Atrinsic is organized as a single segment with two principal offerings: (1) Transactional Services - offering full service online marketing and distribution services which are targeted and measurable online campaigns and programs for marketing partners, corporate advertisers, or their agencies, generating qualified customer leads, online responses and activities, or increased brand recognition; and (2) Subscription Services - offering our portfolio of subscription based content applications direct to users working with wireless carriers and other distributors.
Atrinsic brings together the power of the Internet, the latest in mobile technology, and traditional marketing/advertising methodologies, creating a fully integrated multi platform vehicle for the advanced generation of qualified leads monetized by the sale and distribution of subscription content, brand-based distribution and pay-for-performance advertising.
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